November 2011
Pricing Sheet dated November 22, 2011 relating to
Preliminary Terms No. 1,045 dated October 26, 2011
Registration Statement No. 333-178081
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Currencies

Trigger Jump Securities due November 21, 2013
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar
Brazilian real + Russian ruble + Indian rupee + Chinese renminbi
PRICING TERMS – NOVEMBER 22, 2011
Issuer:	Morgan Stanley
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per security
Pricing date:	November 22, 2011
Original issue date:	November 28, 2011 (3 business days after the pricing date)
Maturity date:	November 21, 2013
Aggregate principal amount:	$4,200,000
Minimum payment amount:	None
Interest:	None
Basket:	The basket consists of four emerging markets currencies (equally weighted among themselves) valued relative to the U.S. dollar (each a “basket currency”), as follows:
	Basket Currency	Reference Source	Weighting	Initial Exchange Rate
	Brazilian real	Reuters page”BRFR”	25%	1.8069
	Russian ruble	Reuters page “EMTA”	25%	30.9954
	Indian rupee	Reuters page “RBIB”	25%	52.7015
	Chinese renminbi	Reuters page “SAEC”	25%	6.3555
Payment at maturity:
•      If the basket of currencies appreciates relative to the U.S. dollar and therefore the basket performance is positive:
$1,000 + upside payment
•      If the basket of currencies remains unchanged or weakens relative to the U.S. dollar such that the basket performance is zero or negative but greater than or equal to the trigger threshold:
$1,000
•      If the basket of currencies weakens relative to the U.S. dollar such that the basket performance is less than the trigger threshold:
                 $1,000 x (1 + basket performance)
This amount will be less than $800 and could be zero.  There is no minimum payment at maturity.

Upside payment:	$350 (35% of the stated principal amount)
Trigger threshold:	–20%
Basket performance:	Sum of the currency performance values of each of the basket currencies
Currency performance:
With respect to each basket currency:
 1 – (final exchange rate / initial exchange rate)
This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside exposure to that basket currency.  See “How Does the Currency Performance Formula Work? ” and “Hypothetical Payouts on the Securities at Maturity –– Example 4” in the accompanying preliminary pricing supplement.

Currency performance value:	With respect to each basket currency: currency performance x weighting
Initial exchange rate:	See “Basket––Initial Exchange Rate” above.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date
Exchange rate:
With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source set forth in “Fact Sheet—Basket—Reference source” on page 7 of the accompanying preliminary pricing supplement.

Valuation date:	November 18, 2013, subject to adjustment for non-currency business days
CUSIP / ISIN:	617482SG0 / US617482SG00
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)		Proceeds to Issuer
Per security	$1,000	$22.50		$977.50
Total	$4,200,000	$94,500		$4,105,500

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $992.50 per security.  For more information, see “Syndicate Information” in the accompanying preliminary pricing supplement.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each security they sell.  For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 1,045 dated October 26, 2011
Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.